ARTICLES OF AMENDMENT
OF
TARGETED GENETICS CORPORATION

The following Articles of Amendment are executed by Targeted Genetics Corporation, a Washington corporation:

        1.     The name of the corporation is Targeted Genetics Corporation.

        2.     Subsection 4.1 of the Restated Articles of Incorporation of the corporation is amended to read as follows:

“4.1 Authorized Capital

The total authorized stock of this corporation shall consist of 30,000,000 shares of Common Stock, par value $.01 per share, and 600,000 shares of Preferred Stock, par value $.01 per share.”

        3.     The amendment does not provide for the exchange, reclassification or cancelled of issued shares.

        4.     The date the amendment was adopted by the shareholders of the corporation is May 17, 2007.

        5.     The amendment was duly adopted by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

These Articles of Amendment are executed by the corporation by its duly authorized officer.

Dated: May 17, 2007

TARGETED GENETICS CORPORATION

By	/as/ H. STEWART PARKER
H. Stewart Parker
President and Chief Executive Officer